Exhibit 10.2
EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT
This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 13th of May, 2022, by and between Carlyle Secured Lending III, a Delaware statutory trust (the “Fund”), and CSL III Advisor, LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated November 11, 2021, entered between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”);
WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser (i) shall pay a portion of the Fund’s Other Operating Expenses (as defined below) to the effect that such expenses do not exceed 0.125% per quarter (0.50% on annualized basis) of the Fund’s total investments at amortized cost, and (ii) may elect to pay an additional portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions are met.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.    Adviser Expense Payments to the Fund
(a)    Commencing the calendar quarter that includes the Effective Date (as defined below), the Adviser shall pay Other Operating Expenses of the Fund on the Fund’s behalf (each such payment, a “Required Expense Payment”) such that Other Operating Expenses of the Fund do not exceed 0.125% (0.50% on annualized basis) (the “Expense Limitation”) (i) of the Fund’s total investments at amortized cost as of the end of the applicable calendar quarter with respect to any such quarter after the first calendar quarter for which the Fund reports in a periodic filing with the Securities and Exchange Commission total investments at amortized cost of at least $150 million, and (ii) of the average of the Fund’s total investments at amortized cost as of the beginning of the applicable calendar quarter and as of the end of such calendar quarter with respect to any calendar quarter up to and including the first calendar quarter for which the Fund reports in a periodic filing with the Securities and Exchange Commission total investments at amortized cost of at least $150 million. For purposes of this Agreement, (i) all determinations of the Fund’s total investments shall exclude cash and cash equivalents and (ii) “Other Operating Expenses” means the Fund’s organization and offering expenses, professional fees, trustee fees, administration fees, and other general and administrative expenses, all as determined in accordance with generally accepted accounting principles in the United States, and shall include the Fund’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by Carlyle Global Credit Administration L.L.C. (the “Administrator”) in performing its administrative obligations under the Administration Agreement (the “Administration Agreement”) between the Fund and the Administrator. Other Operating Expenses shall include disbursements made by the Adviser that if made by the Fund would constitute an Other Operating Expense. Other Operating Expenses does not include amounts owed to the Adviser with respect to the Base Management Fee and the Incentive Fee under the Investment Advisory Agreement, interest expense and any other amounts not incurred by the Administrator under the Administration Agreement.
(b)    The Adviser agrees that for any calendar quarter prior to March 31, 2022 (such date, the “Effective Date” and any such quarter, a “Prior Quarter”), the Adviser shall make a Required Expense Payment as if the Expense Limitation had been in effect for such quarter. The Adviser’s obligation to make a Required Expense Payment with respect to a Prior Quarter shall become a liability of the Adviser and the Fund’s right to receive a Required Expense Payment shall be an asset of the Fund commencing only on and as of the Effective Date.
(c)    Except with respect to a Prior Quarter, the Adviser’s obligation to make a Required Expense Payment shall automatically become a liability of the Adviser and the Fund’s right to receive a Required Expense Payment shall be an asset of the Fund on the last calendar day of the applicable quarter. Any Required Expense Payment shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds and/or offset against amounts due from the Fund to the Adviser or its affiliates no later than the date such expenses become due for payment by the Company.
2.    Reimbursement of Expense Payments by the Fund
(a)    The Fund hereby agrees to reimburse the Adviser in the amount of all Required Expense Payments made by the Adviser subject to the limitation that a reimbursement will be made by the Fund only if and to the extent that (i) it is made not more than three years from the date on which the applicable Required Expense Payment became an obligation of the Adviser; and (ii) the Adviser reimbursement does not cause the Fund’s total Other Operating Expenses during the applicable quarter to exceed the Expense Limitation. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.”
(b)    The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar quarter, except to the extent the Adviser has waived its right to receive such payment for the applicable quarter. In connection with any Reimbursement Payment, the Fund may deliver a notice. The Reimbursement Payment for any calendar quarter shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar quarter and in no event later than forty-five days after the end of such calendar quarter.
(c)    All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Required Expense Payments made by the Adviser to the Fund within three years prior to the last business day of the calendar quarter in which such Reimbursement Payment obligation is accrued.
3.    Termination and Survival
(a)    This Agreement shall become effective as of the date of this Agreement.
(b)    This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.
(c)    This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) the board of trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) upon a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.
(d)    Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4.    Miscellaneous
(a)    The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(b)    This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.
(c)    Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Amended and Restated Agreement and Declaration of Trust or By-Laws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.
(d)    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
(e)    The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.
(f)    This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.
CARLYLE SECURED LENDING III
By:    /s/ Peter Gaunt
Name:    Peter Gaunt
Title:    Treasurer
CSL III ADVISOR LLC
By:    /s/ Joshua Lefkowitz
Name:    Joshua Lefkowitz
Title:    Chief Legal Officer

[Signature Page to Expense Support and Conditional Reimbursement Agreement]